_____________________
                                                   |    OMB APPROVAL     |
                                                   |_____________________|
                                                   |OMB NUMBER: 3235-0145|
                    UNITED STATES                  |EXPIRES:             |
         SECURITIES AND EXCHANGE COMMISSION        |   DECEMBER 31, 2005 |
               Washington, D.C.  20549             |ESTIMATED AVERAGE    |
                                                   |BURDEN HOURS         |
                                                   |PER RESPONSE ...11   |
                   SCHEDULE 13G                    |_____________________|



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                      Nucentrix Broadband Networks, Inc.
                               (Name of Issuer)


                                 Common Stock
                        (Title of Class and Securities)


                                   670198100
                                (CUSIP Number)


                               December 31, 2001
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)

     [x]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


------------------------------------------------------------------------------
CUSIP No.     670198100            SCHEDULE 13G                    Page 2 of
------------------------------------------------------------------------------

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                       Georgica Advisors LLC 13-3915210
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (See Instructions):                                 (a) [ ]
                                                              (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
NUMBER OF                               0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                464,177
EACH                               -------------------------------------------
REPORTING                          (7)  SOLE DISPOSITIVE POWER
PERSON                                  0
WITH                               -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        464,177
------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          464,177

------------------------------------------------------------------------------
    (10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                        [ ]

------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.64%

------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON (See Instructions)
          OO
------------------------------------------------------------------------------



------------------------------------------------------------------------------
CUSIP No.          670198100       SCHEDULE 13G                    Page 2 of
------------------------------------------------------------------------------

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  Richard Reiss, Jr.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (See Instructions):                                (a) [ ]
                                                             (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
NUMBER OF                               0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                464,177
EACH                               -------------------------------------------
REPORTING                          (7)  SOLE DISPOSITIVE POWER
PERSON                                  0
WITH                               -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        464,177
------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          464,177
------------------------------------------------------------------------------
    (10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                       [ ]

------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.64%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON (See Instructions)
          OO
------------------------------------------------------------------------------



Item 1(a).  Name of Issuer:
            Nucentrix Broadband Networks, Inc. (the "Issuer")


Item 1(b).  Address of Issuer's Principal Executive Offices:
            200 Chisholm Place, Suite 200, Plano, TX 75075


Item 2(a).  Name of Persons Filing:
            1. Georgica Advisors LLC, a Delaware limited liability company ("Georgica")

            2.  Richard Reiss, Jr.


Item 2(b).  Address of Principal Business Office or, if None,
            Residence: 152 West 57th Street, 46th Floor, New York,
                       NY 10019 (in each case)


Item 2(c).  Citizenship:
            Georgica: Delaware
            Richard Reiss, Jr.: U.S. Citizen


Item 2(d).  Title of Class of Securities:
            Common Stock


Item 2(e).  CUSIP Number:
            670198100


Item 3. If This Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b), Check Whether the Person Filing is a:

(a)       [ ] Broker or dealer registered under section 15 of the Act (15
              U.S.C. 78o).

(b)       [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)       [ ] Insurance company as defined in section 3(a)(19) of the Act (15
              U.S.C. 78c).

(d)       [ ] Investment company registered under section 8 of the Investment
              Company Act of 1940 (15 U.S.C. 80a-8).

(e)       [ ] An investment adviser in accordance with Section
              240.13d-1(b)(1)(ii)(E);

(f)       [ ] An employee benefit plan or endowment fund in accordance with
              Section 240.13d-1(b)(1)(ii)(F);

(g)       [ ] A parent holding company or control person in accordance with
              Section 240.13d-1(b)(1)(ii)(G);

(h)       [ ] A savings associations as defined in Section 3(b) of the Federal
              Deposit Insurance Act (12 U.S.C. 1813);

(i)       [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)       [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J);

Item 4.     Ownership.

    (a)  Amount Beneficially Owned: 464,177

    (b)  Percent of Class: 4.64%

    (c)  Number of shares as to which such person has:

        (i)     Sole power to vote or to direct the vote: 0

        (ii)    Shared power to vote or to direct the vote: 464,177

        (iii)   Sole power to dispose or to direct the disposition of: 0

        (iv)    Shared power to dispose or to direct the disposition of:
                464,177


Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.
                  N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Controlling Person.
                  N/A


Item 8.     Identification and Classification of Members of the Group.
                  N/A


Item 9.     Notice of Dissolution of Group
                  N/A


Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not hold in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                June 19, 2003
                                                     Date

                                        Georgica Advisors LLC


                                        By: /s/ Richard Reiss, Jr.
                                           __________________________
                                                    Signature
                                        Name:  Richard Reiss, Jr.
                                        Title: Managing Member


                                       By:  /s/ Richard Reiss, Jr.
                                           __________________________
                                                    Signature
                                        Name: Richard Reiss, Jr.